Exhibit 10.1

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (the “Agreement”) is made and entered into as of the 2nd day of November 2011 by and among Wytec International, Inc., a Nevada corporation (“Wytec International”), MediaG3, Inc., a Delaware corporation, its wholly owned subsidiary, Wytec, Incorporated, a California corporation (collectively, the “Seller”), and Competitive Companies, Inc., a Nevada corporation (the “Buyer” or “Company”), with respect to the following facts:

R E C I T A L S

A.
Wytec International is a privately held Nevada corporation engaged in the business of developing fixed and mobile broadband networks utilizing both proprietary equipment and software for maintaining its presence in Local Multipoint Distribution Services (“LMDS”) and future development of multichannel radio frequency transmission and is the owner of five United States patents more fully described in Exhibit B to this Agreement (the “Patents”) and other intellectual property related to the development of fixed and mobile broadband (collectively with the Patents, the “Intellectual Property”).

B.	Buyer is a publicly held corporation good standing whose securities are quoted on the Bulletin Board and the OTC: QB Exchanges under the trading symbol CCOP.OB.

C.	Seller owns or controls 1,000,000 shares of the outstanding common stock or 100% of the total issued and outstanding capital stock of Wytec International on a fully diluted basis.

D.
The Buyer desires to acquire from Seller and Seller desires to sell to the Buyer 1,000,000 shares of the common stock of Wytec International (the “Wytec International Stock”) in consideration for (1) issuance of a warrant to Seller to purchase a number of shares of the Buyer’s common stock equal to up to 45% of the Buyer’s total issued and outstanding shares of common stock on a fully diluted basis at an exercise price of $0.001 per share, exercisable on a cashless basis, subject to adjustment, and (2) up to $1,000,000 of cash by an investment by Buyer into MediaG3, Inc. of up to $1,000,000 for shares of the common stock of Media3G, Inc. in a private placement.

NOW, THEREFORE, for good and valuable consideration the receipt and sufficiency of which are hereby acknowledged by the parties to this Agreement, and in light of the above recitals to this Agreement, the parties to this Agreement hereby agree as follows:

1.           Sale and Purchase.

1.1           Sale and Purchase of Stock.  In consideration for the Purchase Price (as defined in Section 1.2 of this Agreement) and the other covenants of the Buyer in this Agreement, Seller hereby agrees to convey to the Buyer all of the Wytec International Stock at the Closing (as defined in Section 3.1 of this Agreement).

1.2           Purchase Price.  As consideration for the sale by Seller of the shares of Wytec International Stock to the Buyer, the Buyer will pay to Seller the following (the “Purchase Price”): (i) a warrant to purchase up to a number of shares of Buyer’s common stock equal to up to 45% of the total number of issued and outstanding shares of Buyer’s common stock on a fully diluted basis, to be determined in accordance with Section 1.2(a) of this Agreement on the date the Valuation Report (as that term is defined in Section 2.2 of this Agreement) is delivered to Buyer (the “Report Date”) and based on the valuation of the Intellectual Property in the Valuation Report, at an exercise price of $0.001 per share exercisable on a cashless basis for three (3) business days after the date of the issuance of the Seller Warrant, but no later than June 5, 2012 (the “Seller Warrant”), subject to the limitations in Section 1.2(c) of this Agreement, and (ii) up to $1,000,000 in cash for up to $1,000,000 worth of MediaG3, Inc. common stock (the “MediaG3 Shares”), with the precise amount of the Buyer’s investment obligation to be determined in accordance with Section 1.2(b) of this Agreement based on the valuation of the Intellectual Property in the Valuation Report (the “Investment Commitment”), with the price per share to be calculated as 90% of the average closing last sale price of MediaG3, Inc.’s common stock on the OTC Bulletin Board (or primary public securities market on which the stock of Media3G, Inc. is then traded (determined by the volume of trading) if not the OTC bulletin Board)  on the five trading  days immediately prior to the Report Date,  payable by the Buyer in four quarterly installments with the first investment due on the last day of the quarter following the calendar quarter during which the Valuation Report is delivered to Buyer (the appropriate number of Media3G shares will be issued to the Buyer as it makes its investments pursuant to its Investment Commitment), subject in both cases to the conditions and adjustments described in Section 1.2(b) of this Agreement, and (iii) the Buyer’s covenants in Section 2 of this Agreement.  The shares underlying the Seller Warrant and the MediaG3 Shares will bear the following legend:

“THE SHARES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS THEY HAVE BEEN REGISTERED UNDER THAT ACT OR AN EXEMPTION FROM REGISTRATION IS AVAILABLE.”

(a)           Determination of Number of Shares Underlying Seller Warrant.  The number of shares of Buyer’s common stock underlying the Seller Warrant will be determined on the Report Date as follows (in accordance with the Form of Seller Warrant attached to this Agreement as Exhibit A):  if the value of the Intellectual Property is determined to be equal to or more than $10,000,000, the number of shares of Buyer’s common stock underlying the Seller Warrant will be equal to 45% of the total number of issued and outstanding shares of Buyer’s common stock on the Report Date, subject to the limitations in Section 1.2(c) of this Agreement.  If the value of the Intellectual Property is determined to be less than $10,000,000, the number of shares of Buyer’s common stock underlying the Seller Warrant will be adjusted downward on a pro rata basis, subject to the limitations in Section 1.2(c) of this Agreement.

(b)           Determination of the Buyer’s Investment Commitment Amount  The number of MediaG3 Shares which the Buyer will be obligated to purchase under this Agreement will be determined on the Report Date as follows:  if the value of the Intellectual Property is determined to be equal to or more than $10,000,000, the number of MediaG3 Shares which Buyer will be obligated to purchase will be determined by dividing $1,000,000 by 90% of the average closing last sale price of MediaG3, Inc’s common stock on the OTC Bulletin Board (or its then primary public securities trading market, if not the OTC Bulletin Board) on the five trading days immediately prior to the Report Date.  If the value of the Patents is determined to be less than $10,000,000, the Buyer’s Investment Commitment will be adjusted downward on a pro rata basis.  To the extent that the Buyer invests directly in MediaG3, Inc.’s common stock in a private placement or by conversion of outstanding debt owed by MediaG3, Inc. to Buyer prior to the Report Date, these investments will be credited against and will reduce Buyer’s Investment Commitment dollar for dollar.

(c)           Notwithstanding anything else herein to the contrary, the number of Seller Warrants issued to the Seller under this Agreement will not exceed an amount that would, upon a cashless exercise of them, result in the value of the Buyer’s stock (determined for this purpose on the date of issuance of the Seller Warrant and based on the closing last sale price of Buyer’s common stock quoted on such date on its primary securities public trading market), issued upon the exercise of the Seller Warrant exceeding the value of the Intellectual Property reported in the Valuation Report, up to $10,000,000 of value, and if such reported value exceeds $10,000,000, then the greater of (i) $10,000,000, or (ii) 50% of the value of the Intellectual Property reported in the Valuation Report.

2.           Covenants.

2.1           Appointment of New Director.  Upon the Closing (as defined in Section 3.1 of this Agreement), the current director of Wytec International, Val Westergard, will appoint William Gray and Larry Griffin as new directors on Wytec International’s Board of Directors, which will then appoint William Gray as the Chairman of the Board and Chief Executive Officer of Wytec International to replace Val Westergard, who will remain as a director, be appointed as the Chief Technical Officer of Wytec International, and resign from all other officer positions that he holds with Wytec International.

2.2           Valuation Report.  Buyer covenants to engage a certified appraiser at Buyer’s sole expense to perform a market appraisal of the Intellectual Property in order to determine the value of the Intellectual Property and to provide a report of its findings (the “Valuation Report”) to the Buyer on or before May 31, 2012.  Notwithstanding the foregoing, Seller must provide Buyer with documentation defining the software assets included in the Intellectual Property in a form acceptable to the certified appraiser on or before December 31, 2011 (the “Software Documents”).  If Seller fails to provide the Software Documents to Buyer on or before December 31, 2011, then the parties agree that the Patents alone will be used to determine the value of the Intellectual Property in the Valuation Report.  In the event Buyer does not receive the Valuation Report on or before May 31, 2012, Seller will have the option, exercisable in its sole discretion, to repurchase the Wytec International Stock from Buyer for one dollar.

2.3           Non Exclusive License of Patents to Media3G, Inc.  Wytec International covenants to provide Media3G, Inc. with a royalty free worldwide non exclusive, non transferrable, non assignable, non sublicensable license to use the Patents in perpetuity (the “Licensing Agreement”) in consideration for Media3G, Inc. assisting Wytec International with managing past, present, and future research and development of the Patents; provided, all Patent enhancements, improvements, and derivatives existing on the Closing Date (as that term is defined in Section 3.1 of this Agreement) and developed in the future will be owned by Wytec International and the Seller covenants to take any and all action necessary to assign such existing and future enhancements, improvements, and derivatives to Wytec International.

3.           Closing and Further Acts.

3.1           Time and Place of Closing.  Upon satisfaction or waiver of the conditions set forth in Section 6 of this Agreement, the closing of the transactions between the Buyer, Wytec International, and the Seller contemplated by this Agreement (the “Closing”) will take place at the law offices of Richardson & Associates at 1453 Third Street Promenade, Suite 315, Santa Monica, California 90401 at 1:00 p.m. (local time) on the date that the parties may mutually agree in writing, but in no event later than as of November 15, 2011 (the “Closing Date”), unless extended by mutual written agreement of the parties.

3.2           Actions at the Closing.  At the Closing, the following actions will take place:

(a)           The Seller will tender to the Buyer certificates and any other documents evidencing the 1,000,000 shares of Wytec International Stock, which will represent 100% of the total issued and outstanding capital stock of Wytech International, Inc..

(b)           Wytec International agrees to enter into the Licensing Agreement with Media3G, Inc. within ninety (90) days after the Closing.

(c)           Wytec International will deliver to Buyer copies of necessary resolutions of the Board of Directors of Wytec International authorizing the execution, delivery, and performance of this Agreement and the other agreements contemplated by this Agreement for Wytec International’s execution, and consummation of the transactions contemplated by this Agreement, which resolutions have been certified by an officer of Wytec International as being valid and in full force and effect.

(d)           Seller will deliver to Buyer copies of (i) notarized recorded Patent Assignments evidencing Wytech International’s 100% unencumbered ownership of the Patents, and (ii) necessary resolutions of the Board of Directors of Seller authorizing the execution, delivery, and performance of this Agreement and the other agreements contemplated by this Agreement for Seller’s execution, and consummation of the transactions contemplated by this Agreement, which resolutions have been certified by an officer of Seller as being valid and in full force and effect.

(e)           Wytec International will deliver to the Buyer true and complete copies of its Articles of Incorporation and a Certificate of Good Standing from the State of Nevada.

(f)           Buyer will deliver to Seller copies of necessary resolutions of the Board of Directors of Buyer authorizing the execution, delivery, and performance of this Agreement and the other agreements contemplated by this Agreement for Buyer’s execution, and consummation of the transactions contemplated by this Agreement, which resolutions have been certified by an officer of Buyer as being valid and in full force and effect.

(g)           Any additional documents or instruments as a party may reasonably request or as may be necessary to evidence and effect the sale, assignment, transfer and delivery of the Wytec International Stock to the Buyer.

3.3           Conduct of Wytec International Business Prior to Closing.  After the execution of this Agreement by the Buyer and until the Closing, Wytec International will:

(a)           consistent with the ordinary course of business, maintain the operations and goodwill of the Wytec International Business and Wytec International, and continue its relationships with persons having business dealings with Wytec International; and

(b)           consistent with the ordinary course of business, maintain all of the assets of Wytec International in their current condition, ordinary wear and tear excepted, and insurance on all of said assets in such amounts and of such kinds comparable to that in effect on the date of this Agreement; and

(c)           maintain the books, accounts and records of Wytec International using Wytec International’s normal business practices consistently applied, including recognition of revenues and expenses, continue to collect accounts receivable and pay accounts payable utilizing normal procedures and without discontinuing or accelerating payment of such accounts and comply with all contractual and other obligations applicable to the Wytec International; and

(d)           not make any change to, or otherwise amend in any way, the contracts with, salaries, wages or other compensation of, any officer, director, agent or other similar representative of Wytec International (including any increase in any benefits or benefit plan costs or any change in any bonus, insurance, pension, compensation or other benefit plan); and

(e)           not hire any officer, director, employee, agent or other similar representative of Wytec International except employees hired in the normal course of business; and

(f)           not incur any indebtedness for borrowed money except in the ordinary course of business, and not pledge or grant liens or security interests in any of the Wytec International’s assets; and

(g)           not sell, transfer or dispose of any assets except for sales in the ordinary course of business; and

(h)           not distribute any assets of Wytec International to any of its shareholders or other affiliates of the Wytec International, or to any other party.

3.4           No Solicitation and Due Diligence of Wytec International. Wytec International will not, nor will Wytec International encourage, facilitate, solicit, or authorize any of its shareholders, directors, officers, employees, agents or representatives to solicit or enter into any discussion (or continue any discussion) with any third party (including the provision of any information to a third party), or enter into any agreement or understanding of any kind regarding the purchase, sale, lease, assignment, conveyance or other disposition or acquisition of all or any portion of its assets, or any capital stock of Wytec International, for the period commencing on the date first above written and extending until November 15, 2011.  During this period and until the Closing or termination of this Agreement, Wytec International and Seller will fully cooperate with the Buyer and its representatives to enable them to conduct complete due diligence of Wytec International, its business and the books, records and documents relating to Wytec International and its business.

4.           Representations and Warranties of Wytec International and Seller.

Wytec International and Seller represent and warrant to Buyer as follows:

4.1           Power and Authority; Binding Nature of Agreement.  Wytec International and Seller have full power and authority to enter into this Agreement and to perform their obligations hereunder.  The execution, delivery, and performance of this Agreement by Wytec International have been duly authorized by all necessary action on its part.  Assuming that this Agreement is a valid and binding obligation of each of the other parties hereto, this Agreement is a valid and binding obligation of Wytec International and Seller.

4.2           Subsidiaries.  There is no corporation, general partnership, limited partnership, joint venture, association, trust or other entity or organization that Wytec International directly or indirectly controls or in which Wytec International directly or indirectly owns any equity or other interest.

4.3           Good Standing.  Wytec International (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated, (ii) has all necessary power and authority to own its assets and to conduct its business as it is currently being conducted, and (iii) is duly qualified or licensed to do business and is in good standing in every jurisdiction (both domestic and foreign) where such qualification or licensing is required.

4.4           Charter Documents and Corporate Records.  Wytec International has delivered to Buyer complete and correct copies or provided Buyer with the right to inspect true and complete copies of all (i) the articles of incorporation, bylaws and other charter or organizational documents of Wytec International, including all amendments thereto, (ii) the stock records of Wytec International, and (iii) the minutes and other records of the meetings and other proceedings of the shareholders and directors of Wytec International.  Wytec International is not in violation or breach of (i) any of the provisions of its articles of incorporation, bylaws or other charter or organizational documents, or (ii) any resolution adopted by its shareholders or directors.  There have been no meetings or other proceedings of the shareholders or directors of Wytec International that are not fully reflected in the appropriate minute books or other written records of Wytec International.

4.5           Financial Statements.  Wytec International has delivered to Buyer the following financial statements relating to Wytec International prior to the Closing (the “Wytec International Financial Statements”):  the unaudited balance sheet of Wytec International as of October 31, 2011.  Except as stated therein or in the notes thereto, the Wytec International Financial Statements:  (a) present fairly the financial position of Wytec International as of the respective dates thereof and the results of operations and changes in financial position of Wytec International for the respective periods covered thereby; and (b) have been prepared in accordance with Wytec International’s normal business practices applied on a consistent basis throughout the periods covered.

4.6           Capitalization.  The authorized capital stock of Wytec International consists of 10,000,000 shares of common stock, par value $0.001 per share, of which 1,000,000 shares are issued and outstanding, and 1,000,000 shares of preferred stock, par value $0.001 per share, none of which are issued and outstanding.  All of the outstanding shares of the capital stock of Wytec International are validly issued, fully paid and nonassessable, and have been issued in full compliance with all applicable federal, state, local and foreign securities laws and other laws.

4.7           Absence of Changes.  Except as otherwise set forth on Schedule 4.7 hereto or otherwise disclosed to Buyer in writing prior to the Closing, since October 31, 2011:

(a)           There has not been any material adverse change in the business, condition, assets, operations or prospects of Wytec International and no event has occurred or, to Wytec International’s knowledge, is expected to occur after the Closing that might have a material adverse effect on the business, condition, assets, operations or prospects of Wytec International.

(b)           Wytec International has not (i) declared, set aside or paid any dividend or made any other contribution in respect of any shares of capital stock, nor (ii) repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities.

(c)           Wytec International has not sold or otherwise issued any shares of capital stock or any other securities.

(d)           Wytec International has not amended its articles of incorporation, bylaws or other charter or organizational documents, nor has it effected or been a party to any merger, recapitalization, reclassification of shares, stock split, reverse stock split, reorganization or similar transaction.

(e)           Wytec International has not formed any subsidiary or contributed any funds or other assets to any subsidiary.

(f)            Wytec International has not purchased or otherwise acquired any assets, nor has it leased any assets from any other person, except in the ordinary course of business consistent with past practice.

(g)           Wytec International has not made any capital expenditure outside the ordinary course of business or inconsistent with past practice, or in an amount exceeding ten thousand dollars ($10,000) singly or in excess of fifty thousand dollars ($50,000) in the aggregate, without Buyer’s consent.

(h)           Wytec International has not sold or otherwise transferred any assets to any other person, except in the ordinary course of business consistent with past practice and at a price equal to the fair market value of the assets transferred.

(i)            There has not been any loss, damage or destruction to any of the properties or assets of Wytec International (whether or not covered by insurance).

(j)           Wytec International has not written off as uncollectible any indebtedness or accounts receivable, except for write offs that were made in the ordinary course of business consistent with past practice and that involved less than $10,000 singly and less than $50,000 in the aggregate.

(k)           Wytec International has not leased any assets to any other person except in the ordinary course of business consistent with past practice and at a rental rate equal to the fair rental value of the leased assets.

(l)            Wytec International has not mortgaged, pledged, hypothecated or otherwise encumbered any assets, except in the ordinary course of business consistent with past practice.

(m)          Wytec International has not entered into any contract, or incurred any debt, liability or other obligation (whether absolute, accrued, contingent or otherwise), except for (i) contracts that were entered into in the ordinary course of business consistent with past practice and that have terms of less than six months and do not contemplate payments by or to Wytec International which will exceed, over the term of the contract, ten thousand dollars ($10,000) in the aggregate, and (ii) current liabilities incurred in the ordinary course of business consistent with the past practice.

(n)           Wytec International has not made any loan or advance to any other person, except for advances that have been made to customers in the ordinary course of business consistent with past practice and that have been properly reflected as “accounts receivables.”

(o)           Other than annual raises or bonuses paid or provided consistent with past business practices, Wytec International has not paid any bonus to, or increased the amount of the salary, fringe benefits or other compensation or remuneration payable to, any of the directors, officers or employees of Wytec International.

(p)           No contract or other instrument to which Wytec International is or was a party or by which Wytec International or any of its assets are or were bound has been amended or terminated, except in the ordinary course of business consistent with past practice.

(q)           Wytec International has not discharged any lien or discharged or paid any indebtedness, liability or other obligation, except for current liabilities that (i) are reflected in the Wytec International Financial Statements as of October 31, 2011 or have been incurred since October 31, 2011 in the ordinary course of business consistent with past practice, and (ii) have been discharged or paid in the ordinary course of business consistent with past practice.

(r)            Wytec International has not forgiven any debt or otherwise released or waived any right or claim, except in the ordinary course of business consistent with past practice.

(s)            Wytec International has not changed its methods of accounting or its accounting practices in any respect.

(t)            Wytec International has not entered into any transaction outside the ordinary course of business or inconsistent with past practice.

(u)           Wytec International has not agreed or committed (orally or in writing) to do any of the things described in clauses (b) through (t) of this Section 4.7.

4.8           Absence of Undisclosed Liabilities.  Wytec International has no debt, liability or other obligation of any nature (whether due or to become due and whether absolute, accrued, contingent or otherwise) that is not reflected or reserved against in the Wytec International Financial Statements as of October 31, 2011, except for obligations incurred since October 31, 2011 in the ordinary and usual course of business consistent with past practice.

4.9           Full Disclosure.  Neither this Agreement (including the exhibits hereto) nor any statement, certificate or other document delivered to Buyer by or on behalf of Wytec International contains any untrue statement of a material fact or omits to state a material fact necessary to make the representations and other statements contained herein and therein not misleading.

4.10         Non-Distributive Intent.  The Shares being acquired by Seller as part of the Purchase Price in this Agreement are not being acquired by Seller with a view to the public distribution of them.

4.11         Representations True on Closing Date. The representations and warranties of Wytec International set forth in this Agreement are true and correct on the date hereof, and will be true and correct on the Closing Date as though such representations and warranties were made as of the Closing Date.  Buyer’s knowledge will not act as a waiver of any breach of the representations and warranties contained herein by Wytec International or Seller.

4.12        Tax Advice.  Wytec International and Seller hereby represent and warrant that they have sought their own independent tax advice regarding the transactions contemplated by this Agreement and neither Wytec International nor Seller have relied on any representation or statement made by Buyer or his representatives regarding the tax implications of such transactions.

5.           Representations and Warranties of Buyer.

Buyer represents and warrants to Seller as follows:

5.1           Power and Authority; Binding Nature of Agreement.  Buyer has full power and authority to enter into this Agreement and to perform his obligations hereunder.  The execution, delivery and performance of this Agreement by Buyer have been duly authorized by all necessary action on its part.  In particular, Buyer has full power and authority to cause full compliance by Buyer with the Buyer’s Covenants in this Agreement.  Assuming that this Agreement is a valid and binding obligation of each of the other parties hereto, this Agreement is a valid and binding obligation of Buyer.

5.2           Approvals.  No authorization, consent or approval of, or registration or filing with, any governmental authority or any other person is required to be obtained or made by Buyer in connection with the execution, delivery or performance of this Agreement, other than in connection with the performance of Buyer’s Covenants in Section 7.2 of this Agreement.

5.3           Representations True on the Closing Date.  The representations and warranties of Buyer set forth in this Agreement are true and correct on the date hereof, and will be true and correct on the Closing Date as though such representations and warranties were made as of the Closing Date.

5.4           Non-Distributive Intent.  The shares of Wytec International Stock being purchased by the Buyer pursuant to this Agreement are not being acquired by the Buyer with a view to the public distribution of them.

5.5           Non Contravention.  Neither the execution and delivery of this Agreement nor the performance of this Agreement will contravene or result in a material violation of any of the provisions of any other agreement or obligation of the Buyer.

6.           Conditions to Closing.

6.1           Conditions Precedent to Buyer’s Obligation To Close. Buyer’s obligation to close the stock purchase as contemplated in this Agreement is conditioned upon the occurrence or waiver by Buyer of the following with respect to the Closing:

(a)           Wytec International and Seller have delivered to the Buyer all certificates evidencing Seller’s ownership or control of 1,000,000 shares of Wytec International common stock.

(b)           All taxes (except corporate income taxes) due and payable by Wytec International without regard to any deferral by reason of extension, payment programs, or any other reason, must have been paid in full.  Any taxes accrued but not yet payable must be reflected on Wytec International’s balance sheet delivered to Buyer.

(c)           The financial condition of Wytec International must be as set forth in the Wytec International Financial Statements as of October 31, 2011, except for changes arising as a result of the conduct of Wytec International’s Business in the ordinary course of business since October 31, 2011.

(d)           The current director of Wytec International shall have appointed William Gray and Larry Griffin as directors and William Gray as the chief executive officer of Wytec International (effective as of the Closing).

(e)           Wytec International must have delivered to Buyer a certificate executed by the Secretary of Wytec International certifying (i) the names of the officers of Wytec International authorized to sign this Agreement to which it is a party and all other documents and instruments executed by Wytec International pursuant hereto, together with the true signatures of such officers, and (ii) copies of corporate resolutions adopted by the Board of Directors of Wytec International authorizing the appropriate officers of Wytec International to execute and deliver this Agreement and all other agreements, documents and instruments executed by Wytec International pursuant hereto, and to consummate the transactions contemplated herein.

(f)           The Buyer must be reasonably satisfied with its due diligence of Wytec International, including but not limited to financial, legal and business affairs of Wytec International and its unencumbered ownership of the Patents.

(g)           All representations and warranties of Wytec International and Seller made in this Agreement or in any exhibit or schedule hereto delivered by Wytec International or Seller must be true and correct as of the Closing Date with the same force and effect as if made on and as of that date.

(h)           Wytec International must have performed and complied with all agreements, covenants and conditions required by this Agreement to be performed or complied with by Wytec International prior to or at the Closing Date.

6.2           Conditions Precedent to Wytec International’s and Seller’s Obligation To Close.  Seller’s and Wytec International’s obligation to close the stock purchase as contemplated in this Agreement is conditioned upon the occurrence or waiver by Wytec International and Seller of the following with respect to the Closing:

(a)           Wytec International shall enter into the Licensing Agreement with MediaG3, Inc. within ninety (90) days after the Closing.

(b)           All representations and warranties of Buyer made in this Agreement or in any exhibit hereto delivered by Buyer must be true and correct on and as of the Closing Date with the same force and effect as if made on and as of that date.

(c)           Buyer must have performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by Buyer prior to or at the Closing Date.

6.3           Notice Requirement. Seller or Wytec International will give prompt written notice to Buyer of any development occurring after the date of this Agreement, or any item about which Wytec International did not have actual knowledge on the date of this Agreement, which causes or reasonably could be expected to cause a breach of any of the representations and warranties in Section 4 of this Agreement.  Buyer will give prompt written notice to Seller of any development occurring after the date of this Agreement, or any item about which Buyer did not have actual knowledge on the date of this Agreement, which causes or reasonably could be expected to cause a breach of any of the representations and warranties in Section 5 of this Agreement.

7.           Post Closing Obligations.

Following the Closing, Buyer shall, whenever reasonably requested by Seller (including reasonable prior notice to Buyer) and during normal business hours, permit Seller or their respective representatives to have access to such business records (including without limitation computer files) turned over to Buyer pursuant to this Agreement as may be required by Seller.  Buyer shall use commercially reasonable efforts to preserve and maintain Wytec International’s payroll records for each fiscal year until the expiration of the statute of limitations (and any waivers or extensions thereof) for tax purposes relating to such year, and all other records relating to the Wytec International Business for at least three years after the Closing Date

8.           Survival of Representations and Warranties.

All representations and warranties made by each of the parties hereto with respect to the Closing will survive the Closing for a period of three years after the Closing Date.

9.           Indemnification.

9.1           Indemnification by Seller.  Seller agrees to indemnify, defend and hold harmless Buyer and its subsidiaries against any and all claims, demands, losses, costs, expenses, obligations, liabilities and damages, including interest, penalties and attorney’s fees and costs, incurred by Buyer or its subsidiaries arising, resulting from, or relating to any misrepresentation of a material fact or omission to disclose a material fact made by Seller or Wytec International in this Agreement, in any exhibits to this Agreement or in any other document furnished or to be furnished by Seller or Wytec International under this Agreement, or any breach of, or failure by Wytec International or Seller to perform, any of their representations, warranties, covenants or agreements in this Agreement or in any exhibit or other document furnished or to be furnished by Wytec International or Seller under this Agreement.

9.2           Indemnification by Buyer.  Buyer agrees to indemnify, defend and hold harmless Seller against any and all claims, demands, losses, costs, expenses, obligations, liabilities and damages, including interest, penalties and attorneys’ fees and costs incurred by Seller arising, resulting from or relating to any breach of, or failure by Buyer to perform, any of its representations, warranties, covenants or agreements in this Agreement or in any exhibit or other document furnished or to be furnished by Buyer under this Agreement.

9.3           Procedure for Indemnification Claims.

(a)           Whenever any parties become aware that a claim (an “Underlying Claim”) has arisen entitling them to seek indemnification under this Section 9 of the Agreement, such parties (the “Indemnified Parties”) shall promptly send a notice (“Notice”) to the parties liable for such indemnification (the “Indemnifying Parties”) of the right to indemnification (the “Indemnity Claim”); provided, however, that the failure to so notify the Indemnifying Parties will relieve the Indemnifying Parties from liability under this Agreement with respect to such Indemnity Claim only if, and only to the extent that, such failure to notify the Indemnifying Parties results in the forfeiture by the Indemnifying Parties of rights and defenses otherwise available to the Indemnifying Parties with respect to the Underlying Claim.  Any Notice pursuant to this Section 9.3(a) shall set forth in reasonable detail, to the extent then available, the basis for such Indemnity Claim and an estimate of the amount of damages arising therefrom.

(b)           If an Indemnity Claim does not result from or arise in connection with any Underlying Claim or legal proceedings by a third party, the Indemnifying Parties will have thirty (30) calendar days following receipt of the Notice to issue a written response to the Indemnified Parties, indicating the Indemnifying Parties’ intention to either (i) contest the Indemnity Claim or (ii) accept the Indemnity Claim as valid.  The Indemnifying Parties’ failure to provide such a written response within such thirty (30) day period shall be deemed to be an acceptance of the Indemnity Claim as valid.  In the event that an Indemnity Claim is accepted as valid, the Indemnifying Parties shall, within fifteen (15) Business Days thereafter, pay the damages incurred by the Indemnified Parties in respect of the Underlying Claim in cash by wire transfer of immediately available funds to the account or accounts specified by the Indemnified Parties.  To the extent appropriate, payments for indemnifiable damages made pursuant to Section 9 of the Agreement will be treated as adjustments to the Purchase Price.

(c)           In the event an Indemnity Claim results from or arises in connection with any Underlying Claim or legal proceedings by a third party, the Indemnifying Parties shall have fifteen (15) calendar days following receipt of the Notice to send a Notice to the Indemnified Parties of their election to, at their sole cost and expense, assume the defense of any such Underlying Claim or legal proceeding; provided that such Notice of election shall contain a confirmation by the Indemnifying Parties of their obligation to hold harmless the Indemnified Parties with respect to damages arising from such Underlying Claim.  The failure by the Indemnifying Parties to elect to assume the defense of any such Underlying Claim within such fifteen (15) day period shall entitle the Indemnified Parties to undertake control of the defense of the Underlying Claim on behalf of and for the account and risk of the Indemnifying Parties in such manner as the Indemnified Parties may deem appropriate, including, but not limited to, settling the Underlying Claim.  However, the parties controlling the defense of the Underlying Claim shall not settle or compromise such Underlying Claim without the prior written consent of the other parties, which consent shall not be unreasonably withheld or delayed.  The non-controlling parties shall be entitled to participate in (but not control) the defense of any such action, with their own counsel and at their own expense.

(d)           The Indemnifying Parties and the Indemnified Parties will cooperate reasonably, fully and in good faith with each other, at the sole expense of the Indemnifying Parties, in connection with the defense, compromise or settlement of any Underlying Claim including, without limitation, by making available to the other parties all pertinent information and witnesses within their reasonable control.

10.           Injunctive Relief.

10.1           Damages Inadequate.  Each party acknowledges that it would be impossible to measure in money the damages to the other party if there is a failure to comply with any covenants and provisions of this Agreement, and agrees that in the event of any breach of any covenant or provision, the other party to this Agreement will not have an adequate remedy at law.

10.2           Injunctive Relief.  It is therefore agreed that the other party to this Agreement who is entitled to the benefit of the covenants and provisions of this Agreement which have been breached, in addition to any other rights or remedies which they may have, will be entitled to immediate injunctive relief to enforce such covenants and provisions, and that in the event that any such action or proceeding is brought in equity to enforce them, the defaulting or breaching party will not urge a defense that there is an adequate remedy at law.  No party to this Agreement who seeks an equitable remedy hereunder shall be required to post a surety bond as a condition of or in connection with the assertion of such remedy.

11.           Further Assurances.

Following the Closing, Wytec International and Seller shall furnish to Buyer such instruments and other documents as Buyer may reasonably request for the purpose of carrying out or evidencing the transactions contemplated hereby.

12.           Fees and Expenses.

Buyer will pay all fees, costs and expenses incurred by Buyer, including but not limited to the costs associated with obtaining the Valuation Report, the Seller, and Wytec International in connection with the negotiation and preparation of this Agreement and in carrying out the transactions contemplated hereby (including, without limitation, all fees and expenses of their counsel and accountants).

13.           Waivers.

If any party at any time waives any rights hereunder resulting from any breach by the other party of any of the provisions of this Agreement, such waiver is not to be construed as a continuing waiver of other breaches of the same or other provisions of this Agreement.  Resort to any remedies referred to herein will not be construed as a waiver of any other rights and remedies to which such party is entitled under this Agreement or otherwise.

14.           Successors and Assigns.

Each covenant and representation of this Agreement will inure to the benefit of and be binding upon each of the parties, their personal representatives, assigns and other successors in interest.

15.           Entire and Sole Agreement.

This Agreement constitutes the entire agreement between the parties and supersedes all other agreements, representations, warranties, statements, promises and undertakings, whether oral or written, with respect to the subject matter of this Agreement.  This Agreement may be modified or amended only by a written agreement signed by the parties against whom the amendment is sought to be enforced.

16.           Attorneys Fees and Costs.

In the event that any party must resort to legal action in order to enforce the provisions of this Agreement or to defend such suit, or to seek any legal or equitable remedies hereunder, the prevailing party will be entitled to receive reimbursement from the non-prevailing party for all attorneys' fees and all other costs incurred in commencing or defending such suit or action, including but not limited to post judgment fees and costs.

17.           Governing Law and Arbitration.

This Agreement will be governed by the laws of Texas without giving effect to applicable conflict of laws provisions.  With respect to any disputes arising out of or relating to this Agreement, each party agrees that any disputes that are not resolved by the parties will be submitted to binding arbitration with the American Arbitration Association located in San Antonio County, Texas; provided, that any party may seek equitable remedies under this Agreement without referring them to binding arbitration.

18.           Counterparts.

This Agreement may be executed simultaneously in any number of counterparts, each of which counterparts will be deemed to be an original, and such counterparts will constitute but one and the same instrument.

19.           Assignment.

Except in the case of an affiliate of the Buyer, this Agreement may not be assignable by any party without prior written consent of the other parties.

20.           Remedies.

Except as otherwise expressly provided herein, none of the remedies set forth in this Agreement are intended to be exclusive, and each party will have all other remedies now or hereafter existing at law, in equity, by statute or otherwise.  The election of any one or more remedies will not constitute a waiver of the right to pursue other available remedies.

21.           Section Headings.

The section headings in this Agreement are included for convenience only, are not a part of this Agreement and will not be used in construing it.

22.           Severability.

In the event that any provision or any part of this Agreement is held to be illegal, invalid or unenforceable, such illegality, invalidity or unenforceability will not affect the validity or enforceability of any other provision or part of this Agreement.

23.           Notices.

Each notice or other communication hereunder must be in writing and will be deemed to have been duly given on the earlier of (i) the date on which such notice or other communication is actually received by the intended recipient thereof, or (ii) the date five (5) days after the date such notice or other communication is mailed by registered or certified mail (postage prepaid) to the intended recipient at the following address (or at such other address as the intended recipient will have specified in a written notice given to the other parties hereto):

If to Wytec International:
Wytec International, Inc.
7280 W. Ustick Road, Suite 102
Boise, Idaho 83704
Attention:  Val Westergard, Chief Executive Officer

Telephone No.:  (208) 321-4188
Facsimile No.:  (415) 355-4152
Email Address:  val@mediag3.com

If to Seller:
MediaG3, Inc.
7280 W. Ustick Road, Suite 102
Boise, Idaho 83704
Attention:  Val Westergard, Chief Executive Officer

Telephone No.:  (208) 321-4188
Facsimile No.:  (415)355-4152
Email Address:  val@mediag3.com

If to Buyer:
 Competitive Companies, Inc.
19206 Huebner Road, Suite 202
San Antonio, Texas 78258
Attention:  William Gray, Chief Executive Officer

Telephone Number:  (888) 284-4531
Facsimile Number:   (210) 404-9022
Email Address: whg@cci-us.com

24.           Publicity.

Except as may be required in order for a party to comply with applicable laws, rules, or regulations or to enable a party to comply with this Agreement, or necessary for Wytec International or the Buyer to prepare and disseminate any private or public placements of its securities or to communicate with its shareholders, no press release, notice to any third party or other publicity concerning the transactions contemplated by this Agreement will be issued, given or otherwise disseminated without the prior approval of each of the parties hereto; provided, however, that such approval will not be unreasonably withheld.

25.           Termination.

Any party may terminate this Agreement upon the occurrence of any of the following events prior to the Closing:

(a)           The mutual written agreement of each of the parties to this Agreement.

(b)           The failure of the Closing to occur by November 15, 2011, unless such date is extended by the mutual written agreement of the parties to this Agreement.

(c)           A material breach of this Agreement by one or more parties hereto and the failure of the breaching party or parties to cure the breach within ten (10) days after delivery of written notice of the breach to them by any of the other parties to this Agreement.

Upon a valid termination of this Agreement, none of the parties shall have any further obligation to the other parties under this Agreement, except as provided in Section 12 of this Agreement, and provided further, that the Confidentiality Agreement, dated June 24, 2011, by and between Wytec International and the Buyer, will remain in full force and effect.

IN WITNESS WHEREOF, this Agreement has been entered into as of the date first above written.

Wytec International:	WYTEC INTERNATIONAL, INC., a Nevada corporation

	By:	/s/ Val Westergard
Val Westergard, Chief Executive Officer

Buyer:	COMPETITIVE COMPANIES, INC., a Nevada corporation

	By:	/s/ William Gray
William Gray, Chief Executive Officer

Seller:	MEDIAG3, INC., a Delaware corporation

	By:	/s/ Val Westergard,
Val Westergard, Chief Executive Officer

EXHIBIT A

Seller Warrant

EXHIBIT B

Patents

Wytec owns the following five U.S. patents:

•	U.S. Patent No. 5,875,396
issued 23 February 1999. Foreign counterpart applications pending in international jurisdictions. Title: Multichannel Radio Frequency Transmission System to Deliver Wideband Digital Data Into Independent Sectorized Service Areas.

•	U.S. Patent No. 5,923,229
issued 13 July 1999. Foreign counterpart applications pending in international jurisdictions. Title: Simultaneous Polarization and Frequency Filtering of Transmitter and Receiver Signals in Single Antenna Systems.

•	U.S. Patent No. 5,914,620
issued 22 June 1999. Foreign counterpart applications pending in international jurisdictions. Title: Frequency Doubling of a Quadrature-Amplitude Modulated Signal Using a Frequency Multiplier.

•	U.S. Patent No. 6,041,219
issued on 21 March 2000. Foreign counterpart applications pending in international jurisdictions. Title: Integrated Orthogonal Mode Transducer/Filter Design For Microwave Frequency-Domain.

•	US Patent Number 6,243,427
issued on 5 June 2001. Foreign counterpart applications pending in international jurisdictions. Title: Multichannel Radio Frequency Transmission System to Deliver Wideband Digital Data Into Independent Sectorized Service Areas (Staggered QPSK Modulation).